CRESCENT BIOPHARMA, INC.
EXECUTIVE SEVERANCE PLAN
(a.Purpose. The purpose of the Crescent Biopharma, Inc. Executive Severance Plan (the “Plan”) is to provide severance benefits to certain employees of Crescent Biopharma, Inc. and its Affiliates (as defined below) in the event of a CIC Qualifying Termination or a Qualifying Termination (each as defined below). The Plan is maintained for the purpose of providing benefits for a select group of management or highly compensated employees.
(b.Term. The Plan will be effective as of July 29, 2025 and remain in effect until terminated pursuant to Section 9.
(c.Definitions.
(a)“Affiliate” means any entity in which the Company has a substantial direct or indirect equity interest.
(b)“Base Salary” means the annual base salary in effect for the Participant immediately before the Participant’s termination of employment (without giving effect to any reduction that constitutes Good Reason), excluding overtime, bonuses, incentive compensation or any other special payments.
(c)“Board” means the Board of Directors of the Company.
(d)“Cause” means, as determined by the Committee, the Participant’s (i) dishonest statements or acts with respect to the Company or any Affiliate, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business that results in or is reasonably anticipated to result in material harm to the Company; (ii) conviction or plea of no contest to: (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) failure to perform in all material respects their assigned duties and responsibilities, which failure continues for 30 days after written notice given to the Participant describing such failure; (iv) gross negligence or willful misconduct that results in or is reasonably anticipated to result in material harm to the Company; or (v) violation of any material provision of any agreement(s) between the Participant and the Company or any written Company policies, including agreements relating to non-solicitation, non-disclosure or assignment of inventions or policies related to ethics or workplace conduct. A Participant’s employment will be deemed to have been terminated for Cause if it is determined subsequent to such Participant’s termination that grounds for a termination for Cause existed at the time of such termination, as determined by the Committee.
(e)“Change in Control” has the meaning set forth in the Crescent Biopharma, Inc. 2025 Stock Incentive Plan or any successor equity incentive plan adopted by the Company as in effect at the time of determination.
(f)“Change in Control Period” means the period beginning three months before and ending 12 months after the consummation of the first event constituting a Change in Control.
(g)“CIC COBRA Multiplier” means the applicable CIC COBRA Multiplier for the Participant’s Tier as set forth on Exhibit A.
(h)“CIC Qualifying Termination” means a termination of the Participant’s employment with the Company by the Company without Cause (other than by reason of death or Disability) or by the Participant for Good Reason, in each case, during the Change in Control Period.

(i)“CIC Severance Multiplier” means the applicable CIC Severance Multiplier for the Participant’s Tier as set forth on Exhibit A.
(j)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 and any guidance and regulations promulgated thereunder.
(k)“COBRA Multiplier” means the applicable COBRA Multiplier for the Participant’s Tier as set forth on Exhibit A.
(l)“Code” means the Internal Revenue Code of 1986 and any guidance and regulations promulgated thereunder.
(m)“Committee” means the Compensation Committee of the Board or another duly constituted committee of the Board designated by the Board as the Committee hereunder.
(n)“Company” means Crescent Biopharma, Inc. and its Affiliates (including the Employer), including any successor.
(o)“Disability” means a permanent and total disability as defined in Section 22(e)(3) of the Code.
(p)“Employer” means Crescent Biopharma, Inc., or any other applicable Affiliate that employs a Participant.
(q)“ERISA” means the Employee Retirement Income Security Act of 1974 and any guidance and regulations promulgated thereunder.
(r)“Good Reason” means the occurrence of any of the following without the prior consent of the Participant: (i) a material diminution in the Participant’s base salary or target annual bonus except for across-the-board salary and target bonus reductions of no more than 10% based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (ii) a relocation in the Participant’s principal place of employment by more than 50 miles; (iii) the material breach by the Company of Section 13 or any other agreement between the Participant and the Company; or (iv) for Tier 1 Participants, a material reduction in the Participant’s duties, authority or responsibilities. Notwithstanding the foregoing, any assertion by the Participant of a termination for Good Reason will not be effective unless: (A) the Participant notifies the Company in writing of the first occurrence of the Good Reason condition within 30 days of the first occurrence of such condition; (B) the Participant cooperates in good faith with the Company’s efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (C) the Good Reason condition continues to exist following the end of the Cure Period; and (D) the Participant terminates the Participant’s employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason will be deemed not to have occurred.
(s)“Participant” means an employee of the Company who participates in the Plan pursuant to Section 4.
(t)“Qualifying Termination” means a termination of the Participant’s employment with the Company by the Company without Cause (other than by reason of death or Disability) or by the Participant for Good Reason, in each case, outside of the Change in Control Period. If the Participant is primarily providing services to a business unit, as determined by the Committee, which is directly or indirectly sold, licensed or transferred resulting in a termination of the Participant’s employment with the Company, a Qualifying Termination will not be deemed to occur if upon or within 120 days following the closing of such sale, license or transfer, the Participant (i) accepts any position with the purchaser or any of its affiliates or (ii) is offered employment with the purchaser that does not require a relocation of the Participant’s principal place of employment by more than 50 miles and does not result in a material diminution in the Participant’s base salary or target annual bonus, even if the Participant does not accept such offer of employment.
(u)“Severance Benefits” means the severance payments and benefits provided under Section 5(a) or Section 5(b), as applicable.
(v)“Severance Multiplier” means the applicable Severance Multiplier for the Participant’s Tier as set forth on Exhibit A.
(w)“Target Bonus” means the annual performance bonus in effect for the Participant immediately before the Participant’s termination of employment (without giving effect to any reduction that constitutes Good Reason) if all applicable performance goals were achieved at 100% of target performance.
(x)“Termination Date” means the date of the Participant’s termination of employment with the Company.
(d.Eligibility. Unless otherwise determined by the Committee, all employees of the Company who hold the title of Vice President or higher (collectively the “Eligible Employees”) shall be eligible to become a Participant, subject to execution of a Participation Agreement with the Company in the form attached hereto as Exhibit B. If an employee ceases to hold a position qualifying as an Eligible Employee, then such employee shall no longer be a Participant with no further action required on the part of the Company or such employee, effective as of the date such employee ceases to hold a position qualifying as an Eligible Employee.
(e.Severance Benefits.
(a)Qualifying Termination. Upon a Participant’s Qualifying Termination, subject to Section 5(d), such Participant will receive:
(i)A cash amount equal to the Participant’s Severance Multiplier times the Participant’s Base Salary, payable in accordance with the Company’s regular payroll practices beginning on the Company’s first regularly scheduled payroll date that is at least 10 days following the date the Release becomes effective and irrevocable; provided, however, that the first installment shall include any amounts that would have been paid following the Termination Date had such installments commenced on the first regularly scheduled payroll date following the Termination Date; provided, further, that if the period during which the Release could become effective and irrevocable spans two calendar years, the first installment shall occur in the second calendar year;
(ii)Subject to the Participant’s copayment of premium amounts at the applicable active employees’ rate and the Participant’s proper election to receive benefits under COBRA, the Company shall pay to the group health plan provider(s), the COBRA provider, or the Participant a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Participant and the Participant’s covered dependents’ if the Participant had remained employed by the Company until the earliest of (A) the end of a number of months equal to the Participant’s COBRA Multiplier; (B) the Participant’s eligibility for group health plan benefits under any other employer’s group health plan; or (C) the cessation of Participant’s continuation rights under COBRA; provided, however, that if the Company reasonably determines that it cannot pay such amounts to the group health plan provider(s) or the COBRA provider (if applicable) without potentially violating applicable law (including Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Participant for the time period specified above on the Company’s regular payroll dates (subject to tax withholdings as applicable); and
(iii)Any other additional benefits specified in the Participant’s Participation Agreement.
(b)CIC Qualifying Termination. Upon a Participant’s CIC Qualifying Termination, subject to Section 5(d), such Participant will receive:
(i)A lump sum payment in an amount equal to the Participant’s CIC Severance Multiplier multiplied by the sum of the Participant’s Base Salary plus the Participant’s Target Bonus, payable within 30 days following the date the Release becomes effective and irrevocable; provided, that if the period during which the Release could become effective and irrevocable spans two calendar years, payment shall occur in the second calendar year;
(ii)Any annual bonus earned but unpaid for the year immediately preceding the year in which the Termination Date occurs based on actual performance for such year, payable at the time such bonuses are paid to other Company employees and in all events in the year during which the Termination Date occurs;
(iii)A lump sum payment in an amount equal to (x) the Participant’s CIC COBRA Multiplier multiplied by (y) the monthly premiums for the Participant’s and the Participant’s covered dependents’ participation in the Company’s group health plans pursuant to COBRA, each determined as of the Termination Date, payable within 30 days following the date the Release becomes effective and irrevocable; provided, that if the period during which the Release could become effective and irrevocable spans two calendar years, payment shall occur in the second calendar year; and
(iv)Notwithstanding anything to the contrary in any applicable equity-based award agreement or plan, the unvested portion of the Participant’s then outstanding equity-based awards shall immediately accelerate and become vested or nonforfeitable as of the later of (x) the Termination Date or (y) the effective date of the Release; provided, however, that any performance-based vesting conditions shall be deemed to have been met based on the greater of target or, if determinable, actual performance, subject to any alternative treatment provided under the terms of the applicable award agreement or other applicable agreement.
For the avoidance of doubt, in no event shall any Participant receive Severance Benefits for both a Qualifying Termination and a CIC Qualifying Termination.
(c)Other Termination. In the event that a Participant’s employment is terminated other than as the result of a Qualifying Termination or CIC Qualifying Termination, then such Participant shall not be entitled to receive any payments or benefits under this Plan.
(d)Release of Claims. Payment of the Severance Benefits shall be subject to (i) the Participant’s execution (and non-revocation) of a general release of claims in a form provided by the Company (the “Release”) within the time period specified therein and (ii) the Participant’s continued compliance with all restrictive covenant obligations between the Participant and the Company (and its Affiliates).
(e)Repayment of Severance Benefits.
(i)If following the Participant’s Termination Date, the Company wishes to rehire, in any capacity, any Participant who is receiving Severance Benefits and such Participant accepts the Company’s offer of employment, such Participant will no longer be eligible to receive any portion of the Severance Benefits that remain unpaid.
(ii)If, following the Participant’s receipt of all or any portion of the Severance Benefits, it is determined that no Qualifying Termination (or CIC Qualifying Termination) occurred, the Participant must repay to the Company all Severance Benefits received.
(f.Administration.
(a)In the event of any conflict or inconsistency between another document and the terms of the Plan, the terms and conditions of the Plan shall govern and control; provided, however, that a Participant’s Participation Agreement will govern their participation in the Plan to the extent of any conflict between such Participation Agreement and the Plan.
(b)The Plan shall be administered by the Committee in its sole and absolute discretion, and all determinations by the Committee shall be final, binding and conclusive on all parties and be given the maximum possible deference allowed by law.
(c)The Committee shall have the authority, consistent with the terms of the Plan, to (i) designate Participants, (ii) determine the terms and conditions relating to the Severance Benefit, if any, (iii) interpret, administer, reconcile any inconsistency, correct any defect or supply any omission in the Plan, (iv) establish, amend, suspend or waive any rules and procedures with respect to the Plan, and (v) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan, including the timing and amount of payments. The Committee may delegate to one or more officers of the Company the authority to act on behalf of the Committee.
(g.Funding. The obligations of the Company under the Plan are not funded through contributions to a trust or otherwise, and all benefits shall be payable from the general assets of the Company. Nothing contained in the Plan shall give a Participant any right, title or interest in any property of the Company. Participants shall be mere unsecured creditors of the Company.
(h.Section 409A.
(a)Compliance. Notwithstanding anything herein to the contrary, this Plan is intended to be interpreted and applied so that the payments and benefits set forth herein either shall be exempt from the requirements of Section 409A of the Code or shall comply with the requirements of Section 409A of the Code, and accordingly, to the maximum extent permitted, this Plan shall be interpreted to be exempt from or in compliance with Section 409A of the Code. For any payments or benefits subject to Section 409A of the Code and to the extent required to comply with Section 409A of the Code, a transaction or series of related transactions will not be considered to be a Change in Control unless such transaction or series of transactions would also be a change in the ownership or effective control, or in the ownership of a substantial portion of the assets, of the Company under Section 409A of the Code. To the extent that the Company determines that any provision of this Plan would cause a Participant to incur any additional tax or interest under Section 409A of the Code, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Section 409A of the Code. To the extent that any provision hereof is modified in order to comply with Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Participants and the Company without violating the provisions of Section 409A of the Code. Notwithstanding any of the foregoing to the contrary, none of the Company or its Affiliates or any of their officers, directors, members, employees, agents, advisors, predecessors, successors, or equity holders shall have any liability for the failure of this Plan to be exempt from, or to comply with, the requirements of Section 409A of the Code. Each payment or benefit provided hereunder shall be a payment in a series of separate payments for purposes of Section 409A of the Code.
(b)Separation from Service. Notwithstanding anything in this Plan to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan unless such termination is also a “separation from service” within the meaning of Section 409A of the Code.
(c)Specified Employee. Notwithstanding anything in this Plan to the contrary, if a Participant is deemed to be a “specified employee” within the meaning of Section 409A of the Code, any payments or benefits due upon a termination of Participant’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code (whether under this Plan or any other plan, program or payroll practice) and which do not otherwise qualify under the exemptions under Treasury Regulations Section 1.409A-1 (including the short-term deferral exemption and the permitted payments under Treasury Regulations Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided to Participant in a lump sum on the earlier of (i) the date which is six months and one day after Participant’s “separation from service” (as such term is defined in Section 409A of the Code) for any reason other than death, and (ii) the date of Participant’s death.
(i.Amendment or Termination. The Committee may amend or terminate the Plan at any time, without notice, and for any or no reason, except as prohibited by law; provided, however, that any termination of the Plan or any amendment of the Plan that is materially adverse to a Participant’s rights under the Plan will not be effective with respect to such Participant until the date that 12 months following the date of such termination or amendment. Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity. During a 12-month period beginning on a Change in Control, the Company and the Committee may not, without a Participant’s written consent, amend or terminate the Plan in any way, nor take any other action, that (i) prevents the Participant from becoming eligible for Severance Benefits under the Plan, or (ii) reduces or alters to the detriment of the Participant the Severance Benefits payable, or potentially payable, to a Participant under the Plan (including imposing additional conditions).
(j.At-Will Employment. Nothing in this Plan or any other act of the Company shall be considered effective to change a Participant’s status as an at-will employee or guarantee any duration of employment. Either the Company or a Participant may terminate the employment relationship at any time, for any reason or no reason, and with or without advance notice.
(k.Transfer and Assignment. In no event may any Participant sell, transfer, anticipate, assign, encumber or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors or liable to attachment, execution, or other legal process.
(l.Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.
(m.Successors. Any successor to the Company of all or substantially all of the Company’s business or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business or assets which become bound by the terms of the Plan by operation of law, or otherwise.
(n.Withholding; Taxes. The Company shall withhold from any Severance Benefits all federal, state and local income or other taxes required to be withheld therefrom and any other required payroll deductions.

(o.Compensation. Benefits payable hereunder shall not constitute compensation under any other plan or arrangement, except as expressly provided in such plan or arrangement.
(p.Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references to laws, regulations, contracts, agreements, plans and instruments refer to such laws, regulations, contracts, agreements, plans and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in the Plan refer to United States dollars. The word “or” is not exclusive. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Plan, including all Exhibits attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.”
(q.Entire Agreement. This Plan and the Participation Agreements represent the entire agreement of the Company and the Participants with respect to the subject matter hereof and supersede all prior understandings, whether written or oral. For the avoidance of doubt, no Participant will be eligible for any other severance benefits under any employment agreement or letter agreement, except as provided under the terms of the Crescent Biopharma, Inc. 2025 Stock Incentive Plan or any successor equity incentive plan adopted by the Company and any award agreements or other agreements governing the terms of awards thereunder. For the avoidance of doubt, this Plan and the Participation Agreement shall not modify any employment agreement or letter agreement with respect to any terms that are not covered by the subject matter hereof.
(r.Governing Law. The provisions of the Plan will be construed, administered, and enforced in accordance with ERISA and, to the extent applicable, the laws of the State of Massachusetts without regard to its choice of law provisions that would require the application of the laws of a different jurisdiction.
(s.Claims and Appeals.
(a)Claims Procedure. Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Committee within 90 days of the earlier of (i) the date the claimant learned the amount of his or her benefits under the Plan or (ii) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision on the claim.
(b)Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Committee for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Committee will provide written notice of its decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.
(t.Certain Excise Taxes. If it is determined by a nationally recognized United States public accounting firm selected by the Company (the “Auditors”) that any payment or benefit in the nature of compensation made or provided to a Participant in connection with such Participant’s employment with the Company (collectively, a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (the “Parachute Tax”), then:
(a)Tier 1, Tier 2 and Tier 3 Participants. The Company shall pay to any such Participant in Tier 1, Tier 2 or Tier 3, prior to the time the Parachute Tax is payable with respect to such Payment, an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by such Participant of all taxes (including any Parachute Tax) imposed upon the Gross-Up Payment, such Participant retains an amount of the Gross-Up Payment equal to the Parachute Tax imposed upon the Payment.
(i)The amount of any Gross-Up Payment shall be determined by the Auditors, subject to adjustment, as necessary, as a result of any Internal Revenue Service position. For purposes of making the calculations required by this Agreement, the Auditors may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.
(ii)The federal tax returns filed by such Participant (and any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the Auditors with respect to the Parachute Tax payable by such Participant. Such Participant shall make proper payment of the amount of any Parachute Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of such Participant’s federal income tax return as filed with the Internal Revenue Service, and such other documents reasonably requested by the Company, evidencing such payment. If, after the Company’s payment to such Participant of the Gross-Up Payment, the Auditors determine in good faith that the amount of the Gross-Up Payment should be reduced or increased, or such determination is made by the Internal Revenue Service, then within 10 business days of such determination, such Participant shall pay to the Company the amount of any such reduction, or the Company shall pay to such Participant the amount of any such increase.
(iii)Prior to determination of any Gross-Up Payment, the Company shall undertake all reasonable efforts to reduce or eliminate the Parachute Tax, and such Participant shall fully cooperate in all such efforts to remain eligible to receive any Gross-Up Payment.
(b)Tier 4 and Tier 5 Participants. A Participant in Tier 4 or Tier 5 will be entitled to receive either (x) the full amount of the Payments, or (y) a portion of the Payments having a value equal to $1 less than three times such Participant’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code), whichever of clauses (x) and (y), after taking into account applicable federal, state, and local income and employment taxes and the Parachute Tax, results in the receipt by such Participant on an after-tax basis, of the greatest portion of the Payments.

(i)Any determination required under this Section 20(b) shall be made in writing by the Auditor, whose determination, absent manifest error, shall be conclusive and binding for all purposes upon the Company and such Participant. For purposes of making the calculations required by this Agreement, the Auditors may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.
(ii)If there is a reduction of the Payments pursuant to this Section 20(b), such reduction shall occur in accordance with Section 409A of the Code and in the following order: (1) any cash severance payable by reference to such Participant’s base salary or annual bonus, (2) any other cash amount payable to such Participant, (3) any employee benefit valued as a “parachute payment,” and (4) acceleration of vesting of any outstanding equity award.
(iii)For the avoidance of doubt, in the event that additional Payments are made to such Participant after the application of the cutback in this Section 20(b), which additional Payments result in the cutback no longer being applicable, the Company shall pay such Participant an additional amount equal to the value of the Payments that were originally cut back. The Company shall determine at the end of each calendar year whether any such restoration is necessary based on additional Payments (if any) made during such calendar year and shall pay such restoration by March 15 of the calendar year following such calendar year. In no event whatsoever shall a Participant in Tier 4 or Tier 5 be entitled to a tax gross-up or other payment in respect of any excise tax, interest or penalties that may be imposed on the Payments by reason of the application of Section 280G or Section 4999 of the Code. Nothing in this Plan shall require the Company to be responsible for, or have any liability or obligation with respect to, such Participant’s excise tax liabilities under Section 4999 of the Code.
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EXHIBIT A

Tier	Severance Multiplier	COBRA Multiplier	CIC Severance Multiplier	CIC COBRA Multiplier
Tier 1	1.0x	12	1.5x	18
Tier 2	1.0x	12	1.25x	15
Tier 3	0.75x	9	1.0x	12
Tier 4	0.75x	9	1.0x	12
Tier 5	0.5x	6	0.75x	9

EXHIBIT B
CRESCENT BIOPHARMA, INC.
EXECUTIVE SEVERANCE PLAN
FORM OF PARTICIPATION AGREEMENT
This Participation Agreement (this “Agreement”) is made and entered into by and between ______________ (the “Participant”) and Cresent Biopharma, Inc. (the “Company”) effective as of ______________, 20____.
The Company maintains the Cresent Biopharma, Inc. Executive Severance Plan (as amended from time to time, the “Plan”). Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Plan. The Plan provides Severance Benefits in connection with the Participant’s Qualifying Termination.
By signing this Agreement, the Participant acknowledges and agrees that the Participant has read and understands all of the terms of the Plan and this Agreement and that the Participant agrees to participate in the Plan as a Tier [__] Participant. The Participant acknowledges and agrees that such participation is subject to the terms and conditions of the Plan.
[In addition to the Severance Benefits provided under the Plan, upon a Qualifying Termination, 30% of the unvested portion of the Participant’s then outstanding equity awards subject to only time-based vesting shall immediately accelerate and become vested as of the later of (i) the Termination Date, or (ii) the effective date of the Release; provided that no such acceleration of vesting shall occur if the Termination Date precedes March 17, 2026.]1
Miscellaneous:
(a.This Agreement will be construed, administered, and enforced in accordance with ERISA and, to the extent applicable, the laws of the State of Massachusetts without regard to its choice of law provisions that would require the application of the laws of a different jurisdiction.
(b.This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(c.This Agreement and the Plan represent the entire agreement between the parties with respect to the subject matter hereof. For the avoidance of doubt, the Participant will no longer be eligible for any other severance benefits under any employment agreement or letter agreement, except as provided under the terms of the Crescent Biopharma, Inc. 2025 Stock Incentive Plan or any successor equity incentive plan adopted by the Company and any award agreements or other agreements governing the terms of awards thereunder. If any dispute should arise under this Agreement, it shall be settled in accordance with the terms of the Plan. For the avoidance of doubt, the Plan and this Agreement shall not modify any employment agreement or letter agreement with respect to any terms that are not covered by the subject matter hereof.
(d.This Agreement shall be binding on the executors, heirs, administrators, successors and assigns of the Participant and the successors and assigns of Company and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Company.
[Signature page follows.]
1 Note: For CEO and COO only.

IN WITNESS WHEREOF, the Participant and the Company hereto have executed this Agreement as of the date first set forth above.

CRESCENT BIOPHARMA, INC.

Name:
Title:

PARTICIPANT

Name: